Exhibit 99

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Company Contacts:

Michelle Sells              Rich Hooper
Manager, Investor Relations Vice President,
                            Finance
503-641-6115                610-882-1820
Investorinfo@orasure.com
www.orasure.com



                  OraSure Technologies Sets Annual Meeting Date


BEAVERTON,  Ore.  (December 15, 2000) - OraSure  Technologies,  Inc. (Nasdaq NM:
OSUR) today announced that as a result of changing from a fiscal year to a calendar year ending December 31 for financial reporting purposes, the Company has changed the date set for its next annual meeting of stockholders to June 14, 2001. The meeting will take place in Bethlehem, PA, which is now the location of the executive offices for OraSure. A specific meeting site will be communicated to stockholders in the proxy materials distributed for the annual meeting. Stockholder proposals must be received prior to January 15, 2001 in order to be considered for inclusion in the Company's proxy statement under relevant Securities and Exchange Commission rules and prior to April 25, 2001 in order to be considered at the annual meeting or to nominate a Director under OraSure Technologies' Bylaws.

About OraSure

OraSure Technologies, Inc. develops, manufactures and markets medical devices and diagnostic products for use by public- and private-sector clients, clinical laboratories, physicians' offices and workplace testing. OraSure Technologies is the leading supplier of oral fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the company supplies oral fluid testing solutions for drugs-of-abuse testing. For more information on the company please go to www.orasure.com.

[PRESS RELEASE]